EX-99.1  Press Release Issued February 25, 2000
-------  --------------------------------------

  Environmental Elements Names New President

  Baltimore, Maryland, February 25, 2000 -- Environmental Elements Corporation (AMEX:EEC), a leading provider of air pollution control equipment and services, announced today that John L. Sams has been appointed President; Samuel T. Woodside has been appointed Chairman of the Board; and E. H. Verdery is leaving the Company to pursue other interests. These changes are effective February 25, 2000.

  Mr. Sams has been with the Company since August 1999, serving as Senior Vice President of Business Development. Mr. Woodside, an independent Director since 1996, is President and Chief Executive Officer of Energy Controls International, a privately owned energy controls manufacturer and service provider.

  "The Board believes John Sams will move the Company toward a smoother operating cycle through increased contributions from the aftermarket and proprietary technology segments of our business," said Mr. Woodside. "We are pleased to have an executive of John's caliber and experience available within the Company as we make this leadership change, and we look forward to a strong performance from John and his team."

  Mr. Sams, who has 17 years experience in the air pollution control industry, was most recently President and CEO of Alfa Laval Celleco, a global provider of process equipment to the pulp and paper industry. Commenting on his appointment Mr. Sams said, "I will continue to emphasize Environmental Elements' solution-oriented focus in the air pollution control marketplace. I do, however, look forward to the opportunity to more fully move the Company's substantial talents into the aftermarket and into proprietary technologies which directly address significant needs of our customers. We have a great opportunity and a lot to accomplish."

  Environmental Elements Corporation, a leading air pollution control systems provider for over fifty years, designs equipment and supplies systems and services that enable a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metals and petrochemical industries worldwide to operate their facilities in compliance with particulate and gaseous emissions standards. The Company also supplies a complete range of parts and services for its own systems and for systems originally supplied by others.

                          __________________________

  Certain of the statements included in this press release are forward-looking statements. These statements involve risks and uncertainties that could cause the actual results to differ from those expressed or implied by such statements. These factors include loss of new orders, increased competition, changes in environmental regulations, and other factors. Information on factors that could affect the Company's financial results is set forth in the Company's filings with the Securities and Exchange Commission including the report on Form 10-K for the Company's fiscal year ended March 31, 1999, and subsequent reports on Forms 10-Q.